Exhibit 5(a)

August 13, 2021

Northwest Natural Holding Company

Northwest Natural Gas Company

250 SW Taylor Street

Portland, Oregon 97204

Ladies and Gentlemen:

I am Senior Vice President, Regulation and General Counsel of Northwest Natural Holding Company, an Oregon corporation (“NW Holdings”), and Northwest Natural Gas Company, an Oregon corporation (“NW Natural” and, together with NW Holdings, the “Companies”), and have acted as counsel for the Companies in collaboration with Morgan, Lewis & Bockius LLP in connection with the preparation of a joint Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof by the Companies (a) for the registration under the Securities Act of 1933, as amended (“Securities Act”), of an unspecified amount of (i) First Mortgage Bonds of NW Natural (“NW Natural Bonds”), (ii) unsecured debt securities of NW Natural (“NW Natural Unsecured Debt Securities”), (iii) junior subordinated debentures of NW Holdings (“NW Holdings Junior Subordinated Debentures”), (iv) debt securities of NW Holdings (“NW Holdings Debt Securities”), (v) preferred stock of NW Holdings (“NW Holdings Preferred Stock”) and NW Natural (“NW Natural Preferred Stock”), and (vi) common stock of NW Holdings (“NW Holdings Common Stock”), including 473,062 shares of NW Holdings Common Stock to be issued under NW Holdings’ Dividend Reinvestment and Direct Stock Purchase Plan (“DRIP Shares”), and (b) for the qualification under the Trust Indenture Act of 1939, as amended, of NW Natural’s Mortgage and Deed of Trust, as supplemented (“NW Natural Mortgage”), under which the NW Natural Bonds are to be issued, NW Natural’s Indenture (“NW Natural Indenture”), under which the NW Natural Unsecured Debt Securities are to be issued, NW Holdings’ Indenture (“NW Holdings Indenture”), under which the NW Holdings Debt Securities are to be issued, and NW Holdings’ Subordinated Indenture (“NW Holdings Subordinated Indenture”), under which the NW Holdings Junior Subordinated Debentures are to be issued. I have reviewed such documents and records as I have deemed necessary to enable me to express an opinion on the matters covered hereby.

Based upon the foregoing, I am of the opinion that:

1.	Each Company is a corporation validly existing under the laws of the State of Oregon.

2.	When issued and delivered as contemplated in the Registration Statement and a prospectus supplement with respect thereto:

a.	the NW Natural Bonds will be legally issued and binding obligations of NW Natural;

b.	the NW Natural Unsecured Debt Securities will be legally issued and binding obligations of NW Natural;

c.	the NW Holdings Debt Securities and NW Holdings Junior Subordinated Debentures will be legally issued and binding obligations of NW Holdings;

d.	the NW Holdings Preferred Stock and the NW Natural Preferred Stock will be legally issued, fully paid and non-assessable; and

e.	the NW Holdings Common Stock (other than the DRIP Shares) will be legally issued, fully paid and non-assessable.

3.

To the extent that NW Holdings shall issue authorized but unissued DRIP Shares for sale pursuant to NW Holdings’ Dividend Reinvestment and Direct Stock Purchase Plan, when issued and delivered as contemplated in the Registration Statement for the consideration contemplated in the Registration Statement, such DRIP Shares will be legally issued, fully paid and non-assessable.

For purposes of the opinions set forth above, I have assumed that:

(a)

the securities which are the subject of such opinions will be issued and sold against payment therefor in compliance with the due authorization of the Companies’ respective Board of Directors or a duly authorized committee thereof in resolutions establishing or approving the terms and provisions thereof or, in the case of the NW Holdings Preferred Stock or NW Natural Preferred Stock, the relative rights and preferences of such shares, and in compliance with an appropriate order or orders of the Public Utility Commission of Oregon and the Washington Utilities and Transportation Commission;

(b)

in the case of the NW Natural Bonds and the NW Natural Unsecured Debt Securities, the terms and provisions of such securities shall have been established in accordance with the NW Natural Mortgage and the NW Natural Indenture, respectively;

(c)

in the case of the NW Holdings Debt Securities and the NW Holdings Junior Subordinated Debentures, the terms and provisions of such securities shall have been established in accordance with the NW Holdings Indenture and NW Holdings Subordinated Indenture, respectively, which NW Holdings Indenture and NW Holdings Subordinated Indenture (and any supplemental indenture or other such certificate or supplement thereto) shall have been duly authorized, executed, and delivered by NW Holdings and the other parties thereto; and

(d)

in the case of the NW Holdings Preferred Stock or NW Natural Preferred Stock, articles of amendment establishing the relative rights and preferences of such shares shall have been filed with the Secretary of State of the State of Oregon in the form and manner required by law.

This opinion is limited to the laws of the States of Oregon and New York and the federal laws of the United States. As to all matters of New York law, I have relied upon an opinion of even date herewith addressed to you by Morgan, Lewis & Bockius LLP which is filed as Exhibit 5(b) to the Registration Statement.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement, as it may be amended, and consent to such references to me as may be made in such Registration Statement and in the Prospectus. In giving the foregoing consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated by the Commission thereunder.

Very truly yours,

/s/ MardiLyn Saathoff, Esq.
MardiLyn Saathoff, Esq.
Senior Vice President, Regulation and General Counsel

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